EX-99.B(d)tgtsubadvTIC-TGAL

SUBADVISORY AGREEMENT

W&R TARGET FUNDS, INC.

This SUBADVISORY AGREEMENT made as of February 27, 2008 (this "Agreement") by and between TEMPLETON INVESTMENT COUNSEL, LLC, a Delaware limited liability company ("TIC") and TEMPLETON GLOBAL ADVISORS LIMITED ("TGAL"), a Bahamian corporation located in Nassau.

WITNESSETH

WHEREAS, TIC and TGAL are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and are engaged in the business of supplying investment management services, each as an independent contractor; and

WHEREAS, TIC and TGAL are affiliates and are under common control and management; and

WHEREAS, TIC, pursuant to a Subadvisory Agreement with WADDELL & REED INVETMENT MANAGEMENT COMPANY (the "Client") dated the 20th day of August, 2003 (the "Investment Subadvisory Agreement"), has been retained to render investment advisory services with respect to certain assets of the International Value Portfolio, which is a separate series of W&R Target Funds, Inc. (the "Account"); and

WHEREAS, E. Tucker Scott, a portfolio manager for the Account, has relocated to Nassau, Bahamas and is employed by TGAL, and TIC wishes to enter into this agreement with TGAL to enable Mr. Scott to continue to perform his responsibilities as a portfolio manager of the Account during his employment with TGAL; and

WHEREAS, E. Tucker Scott continues to serve as an officer of TIC, but performs investment advisory services as an employee of TGAL.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.	TIC hereby retains TGAL, and TGAL hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Account, as more fully set forth herein.

(a)
Subject to the applicable provisions of the Articles of Incorporation, the Bylaws, the Registration Statement, the current Prospectus and the Statement of Additional Information of the Account, and the investment objectives, policies and restrictions of the Account as set forth in such documents and as interpreted from time to time by the Board of Directors of W&R Target Funds, Inc. and by the Client, including diversification of the holdings of the Account as a segregated asset account in accordance with Section 817 of the Internal Revenue Code, and Regulation Section 1.817.-5 thereunder (collectively, the "Investment Guidelines"), and subject also to the instructions and supervision of TIC, TGAL agrees to provide certain investment advisory services with respect to securities and investments and cash equivalents in the Account. TIC will continue to have full responsibility for all investment advisory services provided to the Account. TIC acknowledges that the only services that TGAL will provide under this agreement are the portfolio management services of E. Tucker Scott while he remains employed by TGAL. Client shall continue to be responsible for ensuring that the Account as a whole is "adequately diversified" if and to the extent required by Section 817(h) of the Internal Revenue Code and Regulation 1.817-5 thereunder.

(b)
Both TGAL and TIC may place all purchase and sale orders on behalf of the Account. In connection with the purchase and sale of securities of the Account, TGAL shall operate as though subject to, and shall conform to, the obligations imposed on TIC under the Investment Subadvisory Agreement.

(c)
Unless otherwise instructed by TIC or the Client, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by TIC or by the Client, TGAL shall report daily all transactions effected by TGAL on behalf of the Account to TIC and to other entities as reasonably directed by TIC or the Client and in any event in such manner as to enable TIC to meet its obligations under the Investment Subadvisory Agreement.

(d)
For the term of this Agreement, TGAL shall provide TIC with a report of its activities hereunder on behalf of the Account and its proposed strategy as TIC may reasonably request from time to time, all in such form and detail as requested by TIC. E. Tucker Scott shall also be available to respond to inquiries from TIC or the Client as either may reasonably request.

(e)
In performing its services under this Agreement, TGAL shall adhere to the Account's Investment Guidelines, as may be amended from time to time, and shall comply with the provisions of the Advisers Act and all applicable rules and regulations of the Securities and Exchange Commission (the "SEC").

(f)
In carrying out its duties hereunder, TGAL shall comply with all reasonable instructions of the Account or TIC in connection therewith. Such instructions may be given by letter, telex, telefax or telephone confirmed by telex, by TIC, the Client or by any other person authorized by the Client, provided a certification of such authorization has been supplied to TGAL.

2.
In performing the services described above, TGAL shall use its best efforts to obtain for the Account the most favorable price and execution available. Subject to prior authorization of appropriate policies and procedures by the Client, TGAL may, to the extent authorized by law and in accordance with the terms of the Investment Subadvisory Agreement, cause the Account to pay a broker who provides brokerage or research services, within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended ("Section 28(e)"), an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage or research services (within the meaning of Section 28(e)) provided by the broker, if TGAL determines in good faith that the amount of commission charged was reasonable in relation to the value of the brokerage or research services provided by such broker, viewed in terms either of the Account or TGAL's overall responsibilities to its discretionary accounts. To the extent authorized by applicable law, TGAL shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

TGAL shall render such reports to the Client, TIC and/or the Board of Directors of W&R Target Funds, Inc. regarding the total amount and usage of all commissions generated as a result of trades executed for the Account's holdings, as well as information regarding third-party services, if any, received by TGAL as a result of trading activity with select brokers and dealers.

3.	(a)
TIC shall pay to TGAL a fee equal to 60% of the advisory fee paid to TIC under the Investment Subadvisory Agreement, which fee shall be payable in the U.S. dollars, on the first business day of each calendar quarter as compensation for the services to be rendered and obligations assumed by TGAL during the preceding quarter. The advisory fee under this Agreement shall be payable on the first business day of the first calendar quarter following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by TIC relating to the previous quarter.

(b)
If this Agreement is terminated prior to the end of any calendar quarter, the quarterly fee shall be prorated for the portion of any quarter in which this Agreement is in effect which is not a complete quarter according to the proportion which the number of calendar days in the quarter during which the Agreement is in effect bears to the total number of calendar days in the quarter, and shall be payable within 10 days after the date of termination.

4.
It is understood that the services provided by TGAL are not to be deemed exclusive. TIC acknowledges that TGAL may have investment responsibilities, render investment advice, or perform other investment advisory services to other investment clients, which may invest in the same type of securities as the Account (collectively, "TGAL Advisory Clients"). TIC agrees that TGAL may give advice or exercise investment responsibility and take such other action with respect to such TGAL Advisory Clients that may differ from advice given or the timing or nature of action taken with respect to the Account. In providing services, TGAL may use information furnished by others to TIC and TGAL in providing services to other TGAL Advisory Clients.

5.	TGAL shall use the same skill and care in providing services to the Account as it uses in providing services to fiduciary accounts for which it has investment responsibility .

6.
During the term of this Agreement, TGAL will pay all expenses incurred by it in connection with the services to be provided by it under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Account. The Account and TIC will be responsible for all of their respective expenses and liabilities.

7.
TGAL shall, unless otherwise expressly provided and authorized, have no authority to act for or represent TIC, the Client or the Account in any way, or in any way be deemed an agent for TIC, the Client or the Account.

8.
TGAL will treat confidentially and as proprietary information of the Client and the Account all records and other information relative to the Account, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by TIC, which approval shall not be unreasonably withheld and may not be withheld, where TGAL may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Client or the Account.

9.	This Agreement shall continue in effect until E. Tucker Scott ceases to be employed by TGAL, for whatever reason.

10.	(a) Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by TIC or TGAL upon not less than sixty (60) days' written notice to the other party.

(b)
This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the Advisers Act, and in the event of any act or event that terminates the Investment Subadvisory Agreement or the Investment Management Agreement.

11.	(a)
Except as may otherwise be provided by the Investment Company Act of 1940, as amended, neither TGAL nor any of its directors, officers, employees or affiliates shall be subject to liability to TIC for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Account, provided that nothing herein shall be deemed to protect, or purport to protect, TGAL against any liability to the Account or its shareholders to which TGAL would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties hereunder, or by reason of TGAL's reckless disregard of its obligations and duties hereunder.

(b)
Notwithstanding paragraph 11(a), to the extent that TIC is found by a court of competent jurisdiction, or the SEC or any other regulatory agency to be liable to the Client or the Account (a "liability"), for any acts undertaken by TGAL pursuant to authority delegated as described in Paragraph 11(a), TGAL shall indemnify TIC and each of its affiliates, officers, directors and employees (each an "Indemnified Party") harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by an Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Indemnified Party, in connection with such liability.

12.
In compliance with the requirements of the Advisers Act, TGAL hereby agrees that all records which it maintains for the Account are the property of the Client or the Account and further agrees to surrender promptly to TIC or the Client, or to any third party at either's direction, any of such records upon the TIC's request. TGAL further agrees to preserve for periods prescribed by the Advisers Act the records required to be maintained under the Advisers Act.

13.
Upon termination of TGAL's engagement under this Agreement or at the Client's direction, TGAL shall forthwith deliver to TIC, the Client, or to any third party at TIC's direction, all records, documents and books of accounts which are in the possession or control of TGAL and relate directly and exclusively to the performance by TGAL of its obligations under this Agreement; provided, however, that TGAL shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with applicable laws, in which case TGAL shall provide TIC, the Client, or a designated third party with copies of such retained documents unless providing such copies would contravene such rules, regulations and laws.

Termination of this Agreement or of TGAL's engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

14.
If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, in whole or in part, the other provisions hereof shall remain in full force and effect. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions that in their economic effect come as closely as legally possible to such invalid provisions.

15.
Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery or by facsimile transmission and shall be effective upon receipt. Notices and communications shall be given:

	to TGAL:	Box N-7759 Lyford Cay
Nassau, Bahamas
Facsimile: 242-362-4308

	to TIC:	500 East Broward Boulevard
Suite 2100
Fort Lauderdale, Florida 33394
Facsimile: 954-527-7329

16.	This Agreement shall be interpreted in accordance with and governed by the laws of the State of Florida.

17.
Notwithstanding any other provision of this Agreement, the rights and duties of TGAL shall in all cases be subject to, and TGAL shall perform its services under this Agreement in accordance with, the provisions of the Investment Subadvisory Agreement and, in the event of any conflict between the provisions of this Agreement and the provisions of the Investment Subadvisory Agreement, the provisions of the Investment Subadvisory Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

TEMPLETON GLOBAL ADVISORS LIMITED

By: /s/Gregory E. McGowan
Gregory E. McGowan
Executive Vice President and
Secretary

TEMPLETON INVESTMENT COUNSEL, LLC

By: /s/Gary P. Motyl
Gary P. Motyl
President